Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: +1 345-815-3932
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. Announces Dividend of $0.15 per Ordinary Share for each of January, February and March 2014

GEORGE TOWN, Grand Cayman, January 16, 2014 (GLOBE NEWSWIRE) — Home Loan Servicing Solutions, Ltd.® (“HLSS” or the “Company”) (Nasdaq:HLSS) announced today that its Board of Directors has declared the dividend for the months of January, February and March 2014 of $0.15 per ordinary share. The dividend will be payable to holders of record of our ordinary shares as follows:

Record Date	Payment Date	Amount per Ordinary Share
January 31, 2014	February 10, 2014	$0.15
February 28, 2014	March 10, 2014	$0.15
March 31, 2014	April 10, 2014	$0.15

For more information on prior releases and SEC Filings, please refer to the “Shareholders” section of our website at www.hlss.com.

HLSS is an internally-managed owner of non-agency mortgage servicing assets with historically stable valuations and cash flows. HLSS’ assets are predominately mortgage servicing advances that, along with the related servicing rights, are over-collateralized 25 times by residential real estate. HLSS’ objective is to generate stable, recurring fee-based earnings and dividends throughout the economic cycle. For more information, visit www.hlss.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest rates, governmental regulations and policies, availability of adequate and timely sources of liquidity, real estate market conditions and other risks detailed in HLSS’ reports and filings with the Securities and Exchange Commission. You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. HLSS undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.